Exhibit 10.1

SETTLEMENT and EXCHANGE AGREEMENT

THIS SETTLEMENT and EXCHANGE AGREEMENT (the “Agreement”) is made and entered into on the last day this Agreement is signed by a party-signatory hereto (the “Effective Date”) by and between, on the one hand, LEONITE CAPITAL, LLC, a Delaware Limited Liability Company (hereinafter “Leonite”), and, on the other hand, GOLDEN DEVELOPING SOLUTIONS, INC., a Nevada corporation, RENAISSANCE HEALTH PUBLISHING, LLC, a Florida limited liability company, and RENOWN HEALTH LLC, a Florida limited liability company, (hereinafter together the “Company”) (“Leonite” and “Company” may collectively be referred to as the “Parties” and individually as a “Party”).

WHEREAS, the Company issued a promissory note to Leonite dated April 8, 2021, in the original principal amount of $588,235.29 (the “Note”), pursuant to that certain securities purchase agreement of even date therewith (the “Agreement”).

WHEREAS, the Note was funded in two tranches of $65,000 and $50,000 respectively, with the first tranche advanced on April 8, 2021, and the second tranche advanced on November 4, 2021.

WHEREAS, the obligations of the Company under the Note are secured pursuant to the terms of the security and pledge agreement dated April 8, 2021 (the “Security and Pledge Agreement” and collectively with the Note, the Agreement, and the other documents executed in connection therewith, the “Transaction Documents”).

WHEREAS, The Parties wish to settle the Company’s obligations under the Note

WHEREAS, the balance due under the Note is one hundred twenty-three thousand five hundred five Dollars and 58/100 CENTS ($123,505.58) (the “Outstanding Balance”).

WHEREAS, the Parties, each of whom is either represented by counsel or has had an opportunity to obtain counsel to represent it, recognize their respective rights and obligations, and are desirous of settling and resolving the matter of the Note;

WHEREAS, prior to signing this Agreement, each Party had an opportunity to have counsel review this Agreement and explain that Party’s rights and obligations under and the legal effect of this Agreement;

WHEREAS, the Parties have signed this Agreement of their own free will and volition, with the full recognition and understanding of their rights and obligations under this Agreement, as well as the legal effect of this Agreement;

NOW THEREFORE, in consideration of the foregoing, the Outstanding Balance under the Note and the following covenants and agreements, or other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and conclusively established, the Parties covenant and agree as follows:

1. Company shall cause to be delivered to Leonite 62,000,000 shares of common stock (the “Settlement Shares”), in exchange for the Note, upon the following schedule with time being of the essence:

•	30,000,000 shares immediately but in no event more than three business days,

•	The remainder of the shares in 30 days. Provided however, that if the issuance of such shares would result in beneficial ownership by Leonite and its affiliates of more than 4.99% of the outstanding Common Shares, then such issuance shall be delayed until requested by Leonite. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived (up to a maximum of 9.99%) by Leonite upon, at its election, not less than 61 days’ prior notice to Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by Leonite, as may be specified in such notice of waiver).

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2. Leonite agrees that for a period of three months following the Effective Date, with regard to the Settlement Shares, Leonite shall be limited to selling, on each trading day, the greater of (i) 10% of the daily trading volume of the Company’s Ordinary shares and (ii) 1,000,000 per day, subject to splits and adjustments, whichever is greater. The leak out amount shall accrue for each calendar day based on the volume on the last prior trading day and will be eligible to be sold on any subsequent day. Upon request, Leonite shall furnish daily trade dates within three (3) business days following such request.

3. Upon the initial issuance in paragraph 1 and the subsequent issuance of the Settlement Shares, the Outstanding Balance will be deemed to have been satisfied in full and Leonite shall terminate any UCC filings and provide a customary satisfaction letter upon request.

4. General Release: Company and each and every current and former parent, subsidiary, affiliate, division, partner, trustee, stockholder, director, officer, principal, member employee, successor, predecessor, assign, attorney, and agent of , on behalf of themselves and their respective heirs, executors, administrators, agents, members, managers, directors, shareholders, officers, successors and assigns (all of the foregoing, collectively, the “Company Releasors”), hereby release and forever discharge Leonite as well as each and every current and former parent, subsidiary, affiliate, division, partner, trustee, stockholder, director, officer, principal, member employee, successor, predecessor, assign, attorney, and agent of Leonite (individually and together), its agents, attorneys, successors and assigns (all of the foregoing, collectively, the “Leonite Releasees”) from any and of all claims or causes of action, suits, debts, sums of money, accounts, covenants, contracts (including but not limited to the Note and/or any portions thereof), controversies, agreements (including but not limited to the Note and/or any portions thereof), promises, damages, claims and demands whatsoever, both in law and in equity, which Company Releasors ever had, now have, or may have against Leonite Releasees by reason of any matter, cause, or thing whatever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, and whether latent or patent, including but not limited to all causes of action for negligence, breach of contract, open account, account stated, unjust enrichment, breach of guaranty, claims of lien, breach of fiduciary duty, undue influence, exploitation, civil theft, fraud, conversion, replevin, surcharge, accounting, injunction, intermeddler, improper receipt of inter vivos/post-death assets, defamation, libel or slander, attorney’s fees and/or costs, and all other intentional and/or unintentional torts that could have been asserted by or against any of the Leonite Releasees, from the beginning of the world to the date of this Agreement.

5. Governing Law and Venue: This Agreement shall be construed in accordance with, and all disputes hereunder shall be controlled by, the laws of the State of Delaware without regard to conflicts-of-law principles and without regard to the identity of its drafter(s). Any controversy or claim arising out of or relating to this Agreement, or a breach thereof, must and may only be brought in State of Delaware, and the parties submit to the mandatory exclusive jurisdiction and venue of the Courts of the State of Delaware.

6. Attorneys’ Fees: Except as explicitly provided in paragraph 1, each Party will be responsible for paying its own attorneys’ fees, costs, and expenses arising out of the preparation and execution of this Agreement.

7. Paragraph Headings: The headings of the paragraphs of this Agreement are inserted only for the purpose of convenience of reference and shall not be deemed to govern, limit, modify, or in any manner affect the scope, meaning, or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect.

8. No Construction against Draftsmen: The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

9. Severability: If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.

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10. Entire Agreement:

a.      This Agreement is intended by the Parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof, and this Agreement hereby supersedes and replaces all prior negotiations and agreements between the Parties, whether written or oral. Any provision of this Agreement may only be modified, changed, waived, or terminated by written instrument signed by the Parties. Any attempted oral modifications to this Agreement are null and void and of no force and effect; purported oral modifications may not be enforced by any Party against any other Party.

b.      Each of the Parties acknowledges that no other party, non-party, or agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce any other party to execute this Agreement, and each party hereto acknowledges that it has not executed this Agreement in reliance upon any such promise, representation, or warranty not contained herein.

c.      Each of the Parties acknowledges that they have been, or have had the opportunity to be, represented by independent counsel of their own choice throughout all negotiations that have preceded the execution of this Agreement and that they have executed this Agreement after having had, or having had the opportunity to have, the advice of their independent counsel.

d.      Each of the Parties acknowledges that they are not entering into this Agreement under any form of duress or coercion and that they are each entering into this Agreement under their own free will believing this Agreement to be in their best interests.

e.      The Parties irrevocably acknowledge and agree that they are now and forever estopped and precluded from contesting or denying the validity and enforceability of this Agreement.

11. Non-Waiver: No failure of any party to exercise any power given under this Agreement or to insist upon strict compliance with any of the terms or conditions specified in this Agreement shall constitute a waiver of such party’s right to demand exact compliance with the terms of this Agreement.

12. Binding Agreement: This Agreement and the terms set forth herein shall run to the benefit of and be binding upon the successors, heirs, and/or assigns or personal representatives of the parties.

13. Additional Documents: The Parties agree to take such additional actions, including the execution and delivery of any additional documents, necessary or desirable in the reasonable opinion of any other party to effectuate the provisions and spirit of this Agreement.

14. Notice: All notices, requests, demands, and other communications pertaining to this Agreement shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage pre-paid:

a.	If to Leonite, then to Avi Geller, avi@leonitecap.com or to such other person and place as all of the parties to whom any such notice, request, demand, or other communication is given or made shall have specified, in writing in the Note, to all of the parties giving or making such notice, request, demand, or other communication; or

b.	If to the Company, then to Garfield Antonio, garfield@comredev.com or to such other person and place as all of the parties to whom any such notice, request, demand, or other communication is given or made shall have specified, in writing in the Note, to all of the parties giving or making such notice, request, demand, or other communication.

15. Enforcement: In the event that a dispute arises out of or is related to this Agreement resulting in litigation, the prevailing party in any such litigation shall be entitled to recover its reasonable attorney’s fees and costs incurred at the trial and appellate levels, including attorney’s fees and costs related to establishing entitlement to, a reasonable amount of, attorney’s fees and costs.

16. Counterparts: This Agreement may be executed in several Counterparts and all Counterparts so executed shall constitute one Agreement binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or the same Counterparts. However, this Agreement will not be binding on any one party until such time as this Agreement has been signed by all the Parties.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, we have hereunto placed our hands and seals as of the dates indicated below.

LEONITE CAPITAL LLC	GOLDEN DEVELOPING SOLUTIONS, INC.

By: /s/ Avi Geller	By: /s/ Stavros Triant

Name: Avi Geller	Name: Stavros Triant

Its: Chief Investment Officer	Its: Chief Executive Officer

Date: Oct 20, 2022	Date: Oct 20, 2022

RENAISSANCE HEALTH	RENOWN HEALTH LLC PUBLISHING, LLC

By: /s/ Stavros Triant	By: /s/ Stavros Triant

Name: Stavros Triant	Name: Stavros Triant

Its: Chief Executive Officer	Its: Chief Executive Officer

Date: Oct 20, 2022	Date: Oct 20, 2022

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